UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/11/2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 11, 2007, the Registrant and Braden Court Associates ("Landlord"), entered into a multi-tenant, triple net long-term lease agreement ("Lease Agreement") for certain real property located in Lake Forest, California, consisting of approximately 156,000 square feet, which includes the Registrant's current leased facility in Lake Forest, CA ("Existing Premises") under that certain lease agreement, dated March 31, 2000 ("Existing Lease Agreement"). Braden Court Associates is also the landlord under the Existing Lease Agreement.    The Existing Lease Agreement will remain in effect with respect to the Existing Premises until its expiration on May 31, 2008, at which time the Existing Premises will become subject to the Lease Agreement.

In addition to the Existing Premises, the Lease Agreement covers two additional buildings, referred to in the Lease Agreement as the Expansion Premises and the Must Take Premises.    The commencement date for the three buildings covered by the Lease Agreement is: January 1, 2008 for the Expansion Premises, approximately April 1, 2009, for the Must Take Premises, and June 1, 2008 for the Existing Premises. The Lease Agreement terminates on May 31, 2015, subject to Registrant's option to extend the term for an additional 5 years.

Monthly Base Rent under the Lease Agreement is as follows:

Calender Year    Amount

   2008                 $132,948

   2009                 $136,905
   2010                 $141,013
   2011                 $145,243
   2012                 $149,600
   2013                 $154,088
   2014                 $158,711
   2015                 $163,472

The entry of the Lease Agreement satisfies the condition to the Lease Termination Agreement previously disclosed by the Registrant on October 23, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: December 17, 2007	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer